18 MAY 2004 14 40

BW211123

LAND TITLE ACT
FORM C (Section 219.81)
Province of British Columbia

GENERAL INSTRUMENT - PART 1 (This area for Land Title Office use)

1. APPLICATION: (*Name, address, phone number and signature of applicant, applicant's solicitor or agent*)

Gloria Goundrey, Conveyancer, for
FORBES, BOYLE & PATTERSON, Barristers & Solicitors
215 – 8171 Cook Road, Richmond, BC V6Y 3T8
Tel.: 604-273-7575 Fax.: 604-273-8475

signature of applicant, applicant's solicitor or agent

2. PARCEL IDENTIFIER(S) AND LEGAL DESCRIPTION(S) OF LAND:*

(PID)	*(LEGAL DESCRIPTION)*
004-137-973	Section 12 Block 4 North Range 5 West Except: (1) Parcel "A" (Reference Plan 14013); (2) Part Containing 5260.4 Square Metres On Plan BCP3593; New Westminster District

3. NATURE OF INTEREST:*

DESCRIPTION	*DOCUMENT REFERENCE (page and paragraph)*	*PERSON ENTITLED TO INTEREST*
Option to Purchase	Page 4, Paragraph 2	Transferee

4. TERMS: Part 2 of this instrument consists of (select one only)

(a) Filed Standard Charge Terms ☐ D.F. No.
(b) Express Charge Terms ☐ Annexed as Part 2
(c) Release ☐ There is no Part 2 of this instrument

A selection of (a) includes any additional or modified terms referred to in Item 7 or in a schedule annexed to this instrument. If (c) is selected, the charge described in Item 3 is released or discharged as a charge on the land described in Item 2.

5. TRANSFEROR(S):*

A. C. GILMORE & SONS (FARMS) LTD.

6. TRANSFEREE(S): (*including postal address(es) and postal code(s)*)*

SUNGOLD INTERNATIONAL HOLDINGS CORP.
500 Park Place, 666 Burrard Street, Vancouver, B.C. V6C 3P6
(Extra Provincial Registration No. ~~61698137~~ A61748

7. ADDITIONAL OR MODIFIED TERMS:*

NONE

8. EXECUTION(S): **This instrument creates, assigns, modifies, enlarges, discharges or governs the priority of the interest(s) described in Item 3 and the Transferor(s) and every other signatory agree to be bound by this instrument, and acknowledge(s) receipt of a true copy of the filed standard charge terms, if any.

Officer Signature(s)	Execution Date Y	M	D	Party(ies) Signature(s)
[signature] PETER N. CRAWFORD BARRISTER & SOLICITOR 5670 Yew Street Vancouver, B.C. V6M 3Y3 266-7174	2004	05 ~~03~~	07	A. C. GILMORE & SONS (FARMS) LTD. by its authorized signatory (ies): [signature] DONALD GILMORE

OFFICER CERTIFICATION: Your signature constitutes a representation that you are a solicitor, notary public or other person authorized by the *Evidence Act*, R.S.B.C. 1996, c.124, to take affidavits for use in British Columbia and certifies the matters set out in Part 5 of the *Land Title Act* as they pertain to the execution of this instrument.

21304

EXECUTIONS CONTINUED

Officer Signature(s)	Execution Date			Transferor/Borrower/Party Signature(s)
	Y	M	D	
DONALD H. FORBES Barrister & Solicitor 215 - 8171 Cook Road RICHMOND, B.C. V6Y 3T8	2004	~~03~~ 05	14	SUNGOLD INTERNATIONAL HOLDINGS CORP. by its authorized signatory (ies): ART COWIE

OFFICER CERTIFICATION: Your signature constitutes a representation that you are a solicitor, notary public or other person authorized by the *Evidence Act*, R.S.B.C. 1996, c.124, to take affidavits for use in British Columbia and certifies the matters set out in Part 5 of the *Land Title Act* as they pertain to the execution of this instrument.

TERMS OF INSTRUMENT - PART 2

OPTION TO PURCHASE LAND

This Agreement, made as of the day of March, 2004, between the Transferor of the First Part and the Transferee of the Second Part, WITNESSES THAT

WHEREAS:

A. The Transferor is the registered owner of the lands and premises in the City of Richmond, in the Province of British Columbia, described in Item 2 of Part 1 hereof (which said lands and premises, together with all improvements, fixtures and growing things of every description and kind now or hereafter erected, placed or grown thereon, are hereinafter called the "Property");

THEREFORE, in consideration of the premises and the sum of $10,000 of lawful money of Canada (hereinafter called the "First Option Monies") paid by the Transferee to the Transferor, the receipt and sufficiency whereof the Transferor hereby acknowledges, and in consideration of the covenants and agreements herein contained, the Transferor and Transferee hereby covenant and agree, each with the other, as follows:

Definitions
1. In this Agreement:

(a) "Additional Option Monies" means any additional Option Monies that may be paid by the Transferee to the Transferor pursuant to any future agreement between the parties modifying the terms of this Agreement;

(b) "Balance of the Purchase Price" means the Purchase Price less the Deposit and plus or minus any Tax Adjustment that is agreed on pursuant to paragraph 7 hereof and any Area Adjustment that is calculated pursuant to paragraph 8 hereof;

(c) "Charge" means any charge, encumbrance, lien, record of indebtedness or judgment registered against or affecting the title to the Property;

(d) "Charges to be Released" means any Charges registered or pending against the title to the Property on the Completion Date other than the Permitted Charges;

(e) "Clear Title" means free and clear of all Charges, save only the Permitted Charges;

(f) "Deposit" means any deposit that is paid by the Transferee pursuant to paragraph 3 hereof;

(g) "Development Approval" means any rezoning, development permission, subdivision approval, exclusion from the Agricultural Land Reserve, and other than farm use permission that the Transferee wishes to obtain for all or any part of the Property from the City of

Richmond, the Government of the Province of British Columbia, the Agricultural Land Commission, or any other public or governmental body or authority, in order that, following the Completion Date, the Transferee will be able to develop and use the Property in the manner it desires; PROVIDED THAT THE TRANSFEREE HAS OBTAINED THE CONSENT OF THE TRANSFEROR TO ANY REZONING APPLICATION.

(h) "Execute" and "Executed" mean, respectively, execute and executed in a registerable form and manner under the *Land Title Act*;

(i) "Land Title Office" means the Land Title Office that records transactions affecting the title to the Property;

(j) "Option Monies" means the First Option Monies and any Additional Option Monies that are paid or payable hereunder or under any future modification of this Agreement;

(k) "Permitted Charges" means those Charges listed in Schedule A hereto;

(l) "Possession Date" means the later of ~~November~~ DECEMBER 15, 2004 and the time of payment of the Balance of the Purchase Price on the Completion Date;

(m) "Pre-Transfer Documents" means all or any subdivision plan, pre-plan or post plan transfers, Rights-of-Way Agreements and Covenants under S. 219 of the *Land Title Act* that the Transferee wishes to register with respect to or against the title to all or any portion of the Property on the Completion Date but immediately before the Property Transfer, where doing so is a condition of the Development Approval, or is desired by the Transferee in order to reduce the incidence of Property Transfer Tax or Goods and Services Tax;

(n) "Property Transfer" means a fee simple transfer of the Property from the Transferor to the Transferee, in Form A under the *Land Title Act*, or in such other form from time to time prescribed by the *Land Title Act* or Regulations thereto;

(o) "Satisfactory Post-Registration Index Search" means a title search of the Property following filing of the Property Transfer and any Transferee's New Mortgage in the Land Title Office that indicates that, in due course, title to the Property will be issued in the name of the Transferee, subject only to the Permitted Charges, any Charges to be Released and any Transferee's New Mortgage;

(p) "Term of this Agreement" means the period commencing on the date as of which this Agreement is made and ending on the earlier of the Possession Date and the date this Agreement is duly and properly terminated by a party hereto.

Grant of Option

2. The Transferor grants to the Transferee the sole and exclusive first right and option, irrevocable within the time limited herein for exercise, to purchase the Property in accordance with the terms hereof and for the Purchase Price hereinafter set forth.

Time Limited for and Method of Exercise

3. This Option:

(a) shall be open for exercise by the Transferee at any time until the hour of 11:00 o'clock in the afternoon on January 2, 2005, unless it is earlier terminated pursuant to paragraph 4 hereof;

(b) may be exercised by the Transferee at any time within the time limited herein for exercise by the Transferee delivering or mailing (in accordance with paragraph 22 hereof) to an Address for Service of the Transferor of:

(i) a written Notice of Exercise of this Option by the Transferee; and

(ii) a deposit (the "Deposit") in the amount of $500,000, payable to the Transferor.

Termination of Option

4. If the Transferee shall fail to exercise this Option within the time limited herein for exercise, this Option shall automatically and without further act of the parties hereto terminate, the Transferee shall execute and deliver a registerable discharge of this Option, and this Agreement shall thereupon be terminated.

Option Monies Not a Part of Purchase Price

5. None of the Option Monies paid hereunder, or under any future modification of this Agreement, shall form a part of the Purchase Price, unless otherwise expressly so stated.

Exercise

6. The exercise of this Option shall automatically convert it into a binding Contract of Purchase and Sale (the "Purchase Contract") between the Transferor and Transferee, for the sale of the Property by the Transferor to the Transferee and the purchase of the Property by the Transferee from the Transferor, to be completed on the following terms:

(a) the Purchase Price for the Property (the "Purchase Price") shall be the sum of $10,500,000, of which the Deposit shall form a part, subject to adjustment pursuant to paragraphs 7 and 8 hereof;

(b) the completion date for the sale and purchase ("Completion Date") shall be March 2, 2005, or such earlier date following exercise as the Transferee may, upon 7 days notice to the Transferor, elect to adopt as the Completion Date;

(c) before the Completion Date, the Transferee shall cause the Transferee's Solicitors to deliver the Property Transfer to the Transferor or the Transferor's Solicitors;

(d) before the Completion Date, the Transferor shall either obtain Clear Title to the Property, or cause the Transferor's Solicitors to deliver their written undertaking to the Transferee's Solicitors that, immediately following completion of the sale and purchase and receipt by the Transferor's Solicitors of the Balance of the Purchase Price, the Transferor's Solicitors will pay out and discharge the Charges to be Released;

(e) before the Completion Date the Transferor shall execute the Property Transfer and deliver the executed Property Transfer to the Transferee's Solicitors on their undertakings that:

(i) upon filing of the Property Transfer and any Transferee's New Mortgage in the Land Title Office, receipt of a Satisfactory Post-Registration Index Search, and receipt of the proceeds of the Transferee's New Mortgage, if any, they will pay the Balance of the Purchase Price to the Transferor's Solicitors in Trust; or

(ii) alternatively, they will, on demand by the Transferor's Solicitors, either return the Property Transfer unregistered or, if it has already been filed for registration, apply to withdraw it for cancellation from the Land Title Office, and return it on receipt;

(f) on the Completion Date the Transferee shall cause the Transferee's Solicitors to file the Property Transfer and any Transferee's New Mortgage for registration in the Land Title Office and thereupon pay the Balance of the Purchase Price to the Transferor's Solicitors in Trust.

Adjustment for Taxes, etc.

7. The Transferee shall assume and pay all taxes, rates, local improvement assessments, fuel and utilities ("taxes and rates") related to the Property from and after the Possession Date, and prior to the Completion Date the parties hereto shall seek agreement on an appropriate adjustment to the Purchase Price for such taxes and rates (the "Tax adjustment"), provided that any Tax Adjustment not settled by the Completion Date shall be settled between the parties hereto following the Completion Date and the sale and purchase of the Property shall nevertheless complete. THE TRANSFEREE SHALL PAY ALL COSTS RELATED TO ANY RE-TRANSFER DOCUMENTS, PROPERTY TRANSFER TAX, GOODS AND SERVICES TAX DUE UPON COMPLETION OF ANY RE-TRANSFER DOCUMENTS.

Adjustment for Area of Property

8. The Purchase Price has been calculated based on an agreed price of $83,333.33 per acre and an estimated area for the Property of 126 acres (the "Estimated Area"), and, if prior to the Completion Date the actual area of the Property is determined by a B. C. Land Surveyor to be greater or less than the Estimated Area, there will be an appropriate increase or decrease in the Purchase Price ("Area Adjustment") payable by the Transferee on the Completion Date.

Terms applicable to both Option and Purchase Contract

9. The following paragraphs shall apply throughout the Term of this Agreement with equal force to the Option hereby granted and to the Purchase Contract into which this Option is converted on its exercise.

Form of Payment

10. All payments hereunder may be made in cash, by certified cheque or by solicitor's trust cheque.

Risk

11. Until the Possession Date the Property shall be and remain at the sole risk of the Transferor and after that time the Property shall be at the sole risk of the Transferee.

Possession

12. Subject to paragraph 13 hereof, the Transferor shall deliver sole and vacant possession of the Property to the Transferee on the Possession Date;

Access to Property by Transferee during Term

13. During the Term of this Agreement, the Transferee, its agents, employees and its or their equipment shall be permitted to enter on the Property from time to time at their own risk to conduct surveys, soil tests and engineering studies, and for such other purposes as may be reasonably required by the Transferee in order to obtain Development Approval for the Property, provided that no unreasonable or unnecessary disturbance is thereby caused to the Transferor or any tenant of the Property, and provided also that if any injury is thereby caused to any growing crops of any such tenant, the Transferor shall compensate such tenant for the damages suffered by the tenant as a result of such injury.

Transferor to Co-operate

14. The Transferor shall co-operate fully with the Transferee during the Term of this Agreement to assist the Transferee in obtaining Development Approval for the Property, and in that connection will, immediately on request by the Transferee, authorize and consent to all applications by the Transferee for Development Approval.

Pre-Transfer Documents

15. If the Transferee wishes to register any Pre-Transfer Documents and requires the execution of such documents by the Transferor because such documents will be filed in the Land Title Office immediately before the Property Transfer, the Transferor shall not unreasonably refuse to execute and deliver such documents to the Transferee's Solicitors prior to the Completion Date and consent to them being so filed, provided that:

(a) no liability will attach to the Transferor pursuant to any such documents following completion of the sale and purchase of the Property; and

(b) the Transferee's Solicitors give their written undertaking to the Transferor's Solicitors that the Pre-Transfer Documents will only be filed for registration contemporaneously with the Property Transfer and that, if they withdraw the Property Transfer for cancellation from the Land Title Office, they will at the same time withdraw the Pre-Transfer Documents for cancellation, so that none of Pre-Transfer Documents shall be registered against the title to the Property if the sale and purchase of the Property does not complete.

Costs

16. The Transferee shall be responsible for all subdivision, survey and servicing costs, Goods and Services Tax, Property Transfer Tax, and legal fees and disbursements arising out of or under this Agreement, including for drawing and registering this Agreement and the Property Transfer, but not the costs of the Transferor in seeking his own legal advice with

respect to this Agreement or any matter or document flowing from this Agreement, or the costs of clearing the title to the Property or of obtaining and registering discharges of the Charges to be Released.

Time of Essence
17. Time shall be of the essence of this Agreement.

Default by Transferee
18. If the Transferee duly exercises the Option herein, but defaults under the Purchase Contract, the Transferor may, at its election, either:

(a) waive the default; or

(b) terminate the Purchase Contract and this Agreement, in which case the Option Monies already paid shall be retained by the Transferor, the Deposit shall be forfeited to the Transferor as liquidated damages, the Transferee shall execute and deliver to the Transferor a registerable discharge of the Option, and the Transferor shall have no other claims or remedies against the Transferee.

Default by Transferor
19. If the Transferor defaults under this Option or the Purchase Contract, the Transferee may seek specific performance and damages, or may terminate the Option or Purchase Contract and this Agreement, in which case all monies paid by the Transferee to the Transferor to the date of termination, including the Option Monies and Deposit, shall be immediately refunded by the Transferor to the Transferee and the Transferee shall be entitled to recover from the Transferor any damages and costs suffered or incurred by the Transferee as a consequence of such default.

Transferor's Solicitors
20. The Transferor's Solicitors are:

Munro & Crawford
Barristers & Solicitors
5670 Yew Street
Vancouver, B.C. V6M 3Y3
Telephone: 604-266-7174; Fax.: 604-266-7998

Transferee's Solicitors
21. The Transferee's Solicitors are:

Forbes, Boyle & Patterson
Barristers and Solicitors
Suite 215, 8171 Cook Road
Richmond, B. C. V6Y 3T8
Telephone: (604) 273-7575; Fax: (604) 273-8475

Addresses for Service, Notices

22. (a) the Transferor's address for service shall be the address of the Transferor set out in Item 5 of Part 1 hereof or the address of the Transferor's Solicitors, and the Transferee's address for service shall be the address of the Transferee set out in Item 6 of Part 1 hereof or the address of the Transferee's Solicitors;

(b) all notices, demands, requests, documents and plans pursuant to this agreement may be given by a party hereto or its solicitor, shall be addressed to the other party hereto, and may be delivered by hand or mailed by prepaid registered or certified mail posted within British Columbia to an address for service of the other party hereto and, subject to subparagraph (e) of this paragraph, if delivered by hand shall be deemed received when delivered, and if mailed shall be deemed received on the day next following the date mailed;

(c) either party hereto may change its address or addresses for service or its solicitor by notice in accordance with this paragraph to the other party hereto, provided that such new address or addresses and new solicitors shall be within British Columbia;

(d) notwithstanding anything elsewhere contained in this Agreement, if the Completion Date, the Exercise Date, the date by which any agreement or thing is to be done or completed hereunder, or the date by which either party hereto is required or deemed to have delivered or received any notice, demand, request, document or plan in order for such delivery or receipt to be effective, falls on a Saturday, Sunday, statutory holiday, or any day that the Land Title Office is closed, such date shall be automatically extended to the next following business day, and, if the Property Transfer returned by the Transferor to the Transferee's Solicitors in accordance with subparagraph 6(e) hereof is mailed, the Completion Date shall be automatically extended until the later of the date agreed on as the Completion Date under subparagraph 6(b) hereof and the third day following the date such Property Transfer is actually received by the Transferee's Solicitors.

Transferor's Mortgage

23. The Transferor shall have the right to grant a mortgage of its interest in the Property, provided that any such mortgage shall be subject to the priority of this Option and such mortgage and the obligations of the Transferor thereunder and shall be included in the Charges to be Released.

Enurement

24. This Agreement and all grants, covenants, agreements, provisos, rights, benefits, remedies, obligations and liabilities herein contained shall be read and held as made by and with and granted to and imposed upon the respective parties hereto, and their respective heirs, executors, administrators, successors and assigns, as if the words "heirs, executors, administrators, successors and assigns" had been inscribed in all necessary places.

Singular, Plural etc.

25. Words importing the singular, masculine or neuter shall be construed as meaning the plural, feminine or body corporate or politic and vice versa wherever the context or the parties so require and, if a party hereto comprises more than one person, all covenants and

agreements by such party shall be deemed the joint and several covenants and agreements of such persons.

Rights and Obligations Survive Completion

26. All terms, conditions, provisos, agreements and covenants herein shall survive the Completion Date or the termination of this Agreement to the extent necessary to give full force and effect to the rights, benefits, remedies, obligations and liabilities hereby conferred, granted or imposed on, to, or by the parties hereto.

Assignment

27. The Transferee shall have the right to assign this Agreement and the rights, benefits and remedies of the Transferee hereunder.

SCHEDULE A

The Permitted Charges are reservations and exceptions in the original grant from the Crown, legal notations, any charges, encumbrances, Pre-Transfer Documents that may be filed for registration on or prior to the Completion Date with the consent of both parties hereto and which the parties hereto agree shall be Permitted Charges, and the Charges registered against the title to the Property under the following numbers:

289694C, 295811C, AB203309, AB203755, AB203757, AD262803, AD262804, AD262806, AD274391, AD274392, BE260976, BE260977, BE260978, BE260979, BE260983, BE260984, BE260985, BE314744, BE314745, BE314747, BE314748, BE314749, BE314750, BE314751, BE314752, and BV315608.

END OF DOCUMENT